Exhibit 99.1

FOR IMMEDIATE RELEASE:
August 28, 2006

GOLDEN CYCLE GOLD CORPORATION ANNOUNCES THE SALE OF ITS ILLIPAH GOLD PROSPECT IN WHITE PINE COUNTY, NEVADA

Golden Cycle Gold Corporation (NYSE Arca:GCGC) (“Golden Cycle”) is pleased to announce the August 23, 2006 sale of its Illipah gold prospect in White Pine County, Nevada to Tornado Gold International Corporation (TOGI-Q) (“Tornado”).  Tornado has agreed to phased payments to Golden Cycle consisting of US$50,000, which was received upon signing the agreement, an additional US$50,000 and 50,000 shares of Tornado common stock within ninety days of the date of the agreement, an additional 100,000 shares of Tornado common stock within one hundred eighty days of the date of the agreement, and an additional 200,000 shares of Tornado common stock one year after the date of the agreement.  Tornado will assume Golden Cycle’s obligations in an underlying exploration and mining lease agreement on the claims, and grants to Golden Cycle a production royalty of two percent of net smelter returns on all rents and mineral production from the property.  Tornado has the option, exercisable at any time prior to commercial production on any of the Illipah claims, to reduce the Golden Cycle production royalties from two percent to one percent by paying Golden Cycle, at Golden Cycle’s option, either US$1 million, or its equivalent in gold bullion at the August 23, 2006 closing price of gold on the New York Commodity Exchange.  Tornado has also agreed to undertake an exploration program on the Illipah property and related area of interest, and incur exploration and development expenditures of at least seven hundred fifty thousand dollars (US$750,000) within two years, of which two hundred fifty thousand dollars (US$250,000) must be expended during the first year of the agreement.  In the event of a default under the agreement by Tornado, Golden Cycle could reacquire the property.

The Illipah gold prospect is an exploration property situated in eastern Nevada at the southern extension of the Carlin Trend (T 18N, R 58E).  The property consists of one hundred ninety one unpatented federal Bureau of Land Management lode mining claims, approximately 3,820 acres.

Golden Cycle Gold Corporation is a Colorado corporation organized to discover, develop and mine precious metal properties.  The primary business of the company consists of its participation in the Cripple Creek & Victor Gold Mining Company, a joint venture with AngloGold Colorado.  AngloGold Colorado is wholly owned by AngloGold Ltd.. The Joint Venture manages Colorado’s major gold producing property, the Cresson mine, located in the Cripple Creek / Victor gold mining district.  The Joint Venture is currently producing approximately 305,000 troy ounces of gold a year.  Golden Cycle Gold holds gold prospects in Humboldt County, Nevada, “Table Top” and the Republic of the Philippines, the “SAR” group.

Golden Cycle Gold Corporation is listed on the NYSE ARCA Exchange, trading under the symbol “GCGC” (9,744,250 shares outstanding).

This letter includes forward-looking statements involving risk and uncertainties that could cause actual results to vary materially from projected results. These include but are not limited to changing commodity prices; differences in ore grades and tons mined from those anticipated; successful mining and milling at currently planned rates; changes in project parameters as plans continue to be refined; continued compliance with environmental permits; the results of current exploration activities and new exploration opportunities; the conclusion of feasibility studies currently under way; and the political and economic risks associated with foreign operations. Please refer to a discussion of these and other factors in the company’s 10-K, 10-Q and other Securities and Exchange Commission filings which will be provided to you upon request.

Source:  Golden Cycle Gold Corporation

R. Herbert Hampton, President & CEO of Golden Cycle Gold Corporation, +1-719-471-9013